UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
(RULE 14a-101)
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PHOENIX TECHNOLOGIES LTD.

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The attached information was distributed to employees of Phoenix Technologies Ltd. on August 17, 2010.

Internal Correspondence, Company Confidential

From:	Tom
To:	All Employees
Subject:	Merger agreement signed — Phoenix Technologies to be acquired by Marlin Equity Partners
A few minutes ago, a press release was issued to the public announcing that a definitive merger agreement was signed today between Phoenix and Marlin Equity Partners, a private equity firm based in Los Angeles with about $1 billion under management. As contemplated by the merger agreement, Phoenix will be acquired by an affiliate of Marlin in an all-cash transaction for $3.85 a share. The transaction is subject to customary closing conditions, including the approval of Phoenix’s stockholders, which we expect to obtain sometime in the 4th calendar quarter of this year. Robert and I will be hosting all-hands employee meetings today at 4:45 pm Pacific Time for US employees and at 7:00 pm tonight for our Asia-based employees to provide more details on the proposed transaction and answer your questions.
This transaction is strong evidence that we have developed a compelling strategy for refocusing on the core BIOS business and are on the right track. We must continue to execute on the strategy we have communicated and not lose any focus on our customers, commitments, deliverables or operational excellence.
Our company has been through a great deal of change in the past year, and today’s announcement puts Phoenix in a strong position, since Marlin has substantial financial assets and resources.
I look forward to speaking to you shortly.
Sincerely,
—Tom
Additional Information and Where to Find It
In connection with the proposed transaction, Phoenix will file a proxy statement with the Securities and Exchange Commission. INVESTORS AND SECURITY HOLDERS ARE STRONGLY ADVISED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain a free copy of the proxy statement (when available) and other documents filed by Phoenix at the Securities and Exchange Commission’s website at www.sec.gov. The proxy statement and other relevant documents may also be obtained for free from Phoenix by directing such request to Phoenix Technologies Ltd., c/o Investor Relations, 915 Murphy Ranch Rd., Milpitas, CA, telephone: (408) 570-1000.
Phoenix and its directors, executive officers and certain other members of its management and employees may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the proposed merger. Certain information regarding the interests of such directors and executive officers is included in the Phoenix Proxy Statement for its 2010 Annual Meeting of Stockholders filed with the Securities and Exchange Commission on December 30, 2009, and information concerning all of the Phoenix participants in the solicitation will be included in the proxy statement relating to the proposed merger when it becomes available. Each of these documents is, or will be, available free of charge at the Securities and Exchange Commission’s website at www.sec.gov and from Phoenix Technologies Ltd., c/o Investor Relations, 915 Murphy Ranch Rd., Milpitas, CA, telephone: (408) 570-1000.

Phoenix Technologies Ltd.
Employee Q&A
What does today’s announcement mean?
An affiliate of Marlin Equity Partners has agreed to acquire Phoenix. The Phoenix Board of Directors unanimously supports and believes the transaction is in the best interests of our stockholders. The acquisition will be an all cash deal in which $3.85 per share will be paid to stockholders upon closing, which is anticipated to occur in the calendar fourth quarter. Once this transaction is complete, Phoenix will become a privately-owned company. It is anticipated that Phoenix will continue to operate substantially as it does today, however simply as one of Marlin’s portfolio companies.
Who is Marlin?
Marlin Equity Partners is a Los Angeles, California-based private investment firm with over $1 billion of capital under management. The firm is focused on providing corporate parents, shareholders and other stakeholders with tailored solutions that meet their business and liquidity needs. Marlin invests in businesses across multiple industries that are in the process of undergoing operational, financial or market-driven change where Marlin’s capital base, industry relationships and extensive operational resources significantly strengthens a company’s outlook and enhances value. Since its inception, Marlin, through its group of funds and related companies, has successfully completed over 30 acquisitions. For more information, please visit www.marlinequity.com
Why did Marlin purchase Phoenix?
Marlin decided to purchase Phoenix because of:
•	Our industry leadership in Core Systems Software

•	Our experienced and talented employees

•	Our deep customer and partner relationships

•	Our valuable intellectual property

•	Our new strategy, which is expected to provide additional growth opportunities.
Why weren’t the employees informed of such an important decision?
Unfortunately, it is not possible to disclose the status of this type of transaction until it is publicly announced. This is the first opportunity we have had to discuss this with you and the public.
What happens next?
In the coming weeks, Phoenix will file a preliminary proxy statement with the Securities and Exchange Commission (SEC). This document will contain detailed information about the transaction and will be available to the public. Once the SEC review is completed, a “definitive proxy statement” will be filed with the SEC and mailed to stockholders. Following the mailing of the definitive proxy statement, stockholders will vote on the transaction. If the merger agreement is adopted, and all closing conditions are met, the transaction can be closed. We currently expect this to occur in the fourth calendar quarter of this year.
What is the voting requirement by stockholders to approve the transaction?
A majority of the shares outstanding must vote to adopt the merger agreement.

What happens between now and close?
Between now and closing nothing will change from a business standpoint. We will operate the business as usual as a publicly-traded company. We need to continue to remain focused on operating solely in the best interest of Phoenix and its current stockholders.
Will the Company be changing its name?
The Company will retain the Phoenix Technologies name.
Why do we have to take this action when our company has just begun to refocus on CSS again and what assurances do you have that Marlin will support our strategies/initiatives?
Marlin is fully supportive of Phoenix’s current strategy. Marlin has a long-term view toward growing the businesses in which it invests. Marlin has an excellent track record of working in partnership with management teams to build great companies. Marlin believes that Phoenix has excellent prospects for continued technology leadership and operational improvement and looks forward to partnering with the Phoenix team to help realize the company’s attractive market opportunities.
What is Marlin’s vision for Phoenix?
Our vision and mission will not change. Marlin is committed to supporting management in its successful efforts to grow through focus on product innovation and customer satisfaction. Phoenix’s current strategy will remain in place: focus on the core BIOS business and pursue growth opportunities closely aligned with its BIOS market leadership
Will the current management team remain in place after the transaction closes?
Marlin is very excited to support and work with the company’s current management team. Obviously, Phoenix cannot guarantee that changes will not occur as a normal course of business. We remain committed to ensuring that we have the requisite skills and talent necessary to achieve our corporate objectives. Any changes that take place will be the result of the natural evolution of the business.
Will there be a restructuring prior to the close of the transaction?
We do not anticipate any significant restructurings at this time.
What will Marlin’s day-to-day roles be?
Management will continue to guide the company on a day-to-day basis. Marlin will be represented on the Board of Directors and will work closely with senior management to set strategy and identify other opportunities in which Marlin’s financial resources can help drive value creation.
What type of interaction will we have with Marlin prior to the close of the transaction?
Subject to the limitations of the law, during the next few months Marlin will want to spend more time getting to know our people as well as further understanding our business. As we get closer to the closing date of the transaction, we anticipate that senior managers will be meeting with management from Marlin in order to help them better understand the organizational structure and roles of each group.
What does this do to my role within the company? Will there be layoffs as a result of the acquisition?
Overall, retention and employee satisfaction are very important to Marlin. However, in switching from a public company to a private company and as a result of our recent divestitures, certain functions require less investment than others. The terms of the merger agreement do not call for the elimination of any positions. Other than creating efficiencies in certain functional areas, staffing will remain generally the same.
What opportunities will this transaction create?
We believe this partnership provides us a greater degree of freedom and flexibility to build a growth-oriented future for our company and realign people and capital for deployment in a manner that best drives our business forward.
Can we talk about this?
A press release announcing the transaction went out around 4:30 pm PST on August 17. You are free to talk about the transaction, however you need to limit your comments to publicly available information and written information that we have provided to you. Press queries and investor questions should be forwarded to Robert Andersen or Tom Lacey. Except for those individuals who have been designated as spokespersons for the Company, no one should have any contact whatsoever with the media (other than to simply refer any inbound contact to Tom or Robert.
What does this transaction mean for customers/partners?
As a customer/partner, the ownership of the Company should have little to no impact on the products and services we take pride in providing. It simply means that instead of having thousands of stockholders we will now have a few and we will no longer be a publicly-traded company. It also means that Phoenix will be solely focused on innovating and delighting our customers.
When will customers be notified?
Customers will receive a letter describing the transaction in the coming weeks. In addition, there is a plan in place to contact key customers and vendors/partners.
Will there be any changes in our benefits or salaries?
Marlin does not anticipate any changes to employee benefits or salaries. We will update you when we have more information. In the meantime, all payroll, commissions, expense reports and other employee-related payments will be made without interruption.
What happens to Phoenix’s benefit plan after the close?
There are no planned changes to Phoenix’s benefit plan as a result of this transaction.
Will my compensation change?
There is no current intention to modify compensation packages.
Will there be a new incentive plan?
The objective of the company will be to increase company value. Because the company will be privately held, its board and management team will have flexibility in developing incentive programs tied directly to the performance of the Company
When will trading in Phoenix stock end?
We currently anticipate that public trading in Phoenix stock will be suspended on the closing date of the transaction. Following the closing, Phoenix’s common stock will be de-listed from the NASDAQ Global Market and de-registered under the Securities Exchange Act of 1934, as amended.

Can we still take planned vacations?
Yes, although vacation schedules, as customary, must be approved by your manager.
Can we trade our Phoenix stock?
You may not trade in Phoenix stock for one full business day, until August 19, and of course you may not trade at anytime that you are in possession of material nonpublic information. Please contact Tim Chu if you have any questions about your ability to trade.
How does the merger affect my vested stock options?
Your rights have not changed with regard to your vested options — you are free to exercise any vested options in accordance with your option grant.
How does the merger affect my unvested stock options?
The Board has decided to modify the option grants and vest all unvested options immediately prior to the closing of the merger. You will be paid the difference between your exercise price and the merger consideration.
Will employees be able to exercise their stock options between sign and close?
Yes.
What is expected of our employees?
The Company has experienced a lot of changes over the past few years. We realize this is another substantial change. Over the past several months the Company has been performing quite well. Our customers have awarded us with many important design wins. It is critical to continue to focus on what you can control and do a great job for our customers, for our employees, partners, stockholders. Practice operational excellence in everything you do, remain focused on doing a great job and don’t let this transaction defocus you in any way.
Additional Information and Where to Find It
In connection with the proposed transaction, Phoenix will file a proxy statement with the Securities and Exchange Commission. INVESTORS AND SECURITY HOLDERS ARE STRONGLY ADVISED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain a free copy of the proxy statement (when available) and other documents filed by Phoenix at the Securities and Exchange Commission’s website at www.sec.gov. The proxy statement and other relevant documents may also be obtained for free from Phoenix by directing such request to Phoenix Technologies Ltd., c/o Investor Relations, 915 Murphy Ranch Rd., Milpitas, CA, telephone: (408) 570-1000.
Phoenix and its directors, executive officers and certain other members of its management and employees may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the proposed merger. Certain information regarding the interests of such directors and executive officers is included in the Phoenix Proxy Statement for its 2010 Annual Meeting of Stockholders filed with the Securities and Exchange Commission on December 30, 2009, and information concerning all of the Phoenix participants in the solicitation will be included in the proxy statement relating to the proposed merger when it becomes available. Each of these documents is, or will be, available free of charge at the Securities and Exchange Commission’s website at www.sec.gov and from Phoenix Technologies Ltd., c/o Investor Relations, 915 Murphy Ranch Rd., Milpitas, CA, telephone: (408) 570-1000.

Phoenix Technologies All Hands Meetings Tom Lacey / Robert Andersen August 17, 2010

Agenda What was announced today? Who is Marlin Equity Partners? What led to today's announcement? Is this good for our Company? Our employees? Customers? Partners? Stockholders? Has our strategy changed? What does this mean for our jobs? What do we tell our customers and partners? Q&A

What was announced today? We signed a merger agreement with Marlin Equity Partners, a private equity fund with extensive financial and operational resources. Marlin has ~$1 billion under management. Under the terms of the agreement Phoenix stockholders will receive $3.85 per share at closing. All "in-the- money" options will be vested. The merger is subject to Phoenix stockholder approval, which is expected to occur in the 4th calendar quarter of this year. A proxy statement with a great deal of information about the proposed merger will be filed in the next few weeks.

Who is Marlin Equity Partners? "Marlin Equity Partners is a Los Angeles-based private investment firm with over $1 billion of capital under management. The firm is focused on providing corporate parents, shareholders and other stakeholders with tailored solutions that meet their business and liquidity needs. Marlin invests in businesses across multiple industries that are in the process of undergoing operational, financial or market-driven change where Marlin's capital, industry relationships and extensive operational capabilities significantly strengthens a company's outlook and enhances value. Since its inception, Marlin, through its group of funds and related companies, has successfully completed over 35 acquisitions. For more information, please visit www.marlinequity.com."

What led to today's announcement? The Company has several important assets - employees, customers, BIOS business, brand, leading BIOS architecture, intellectual property, Taiwan presence, etc. The Company's Board of Directors received an unsolicited offer to buy the Company earlier this year. The board of directors did not accept the offer, but decided to hire an investment bank and conduct a thorough process to explore the Company's options, with the goal of maximizing shareholder value. This multi-month process led to today's announcement - an all cash offer to buy the Company.

Is this good for our Company, employees, customers, partners, stockholders? Marlin has considerable financial resources and capabilities. This transaction should make our Company even stronger and more focused. Our employees, technology and business is what Marlin is interested in. They have done a great deal of due diligence and are very familiar with our Company. Our employees are very valuable to Marlin. Our customers and partners will see a more financially stable and focused Company. Our stockholders will have the opportunity to vote either for or against the merger. We expect this vote to take place sometime in the 4th calendar quarter of this year.

Has our strategy changed? What does this mean for our jobs? Our strategy has not changed at all. We are doing the right things.... Keep it up. We need to continue to focus on our priorities and our values.... Keep it up. Please do not get distracted. Regarding our jobs... focus on what we can control - do a great job, keep the design wins coming, hit our schedules, deliver value to our customers, operational excellence in everything we do.... WIN. No change to our staffing plans -- we are continuing to hire in support of our customers!

What do we tell our customers and partners? Email communication going to all customers by tomorrow. No change to our customer commitments and product deliverables - this change is expected to be transparent to our customers. Phoenix has signed a merger agreement with a well funded and knowledgeable private equity firm. Phoenix is more stable. Phoenix remains focused on its core business. We will continue to compete hard to earn/win business and will not be distracted by this transaction.

phoenix technologies
Innovation at the CORE™

Q & As

©Phoenix Technologies Ltd.

Additional Information and Where to Find It
In connection with the proposed transaction, Phoenix will file a proxy statement with the Securities and Exchange Commission. INVESTORS AND SECURITY HOLDERS ARE STRONGLY ADVISED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain a free copy of the proxy statement (when available) and other documents filed by Phoenix at the Securities and Exchange Commission’s website at www.sec.gov. The proxy statement and other relevant documents may also be obtained for free from Phoenix by directing such request to Phoenix Technologies Ltd., c/o Investor Relations, 915 Murphy Ranch Rd., Milpitas, CA, telephone: (408) 570-1000.
Phoenix and its directors, executive officers and certain other members of its management and employees may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the proposed merger. Certain information regarding the interests of such directors and executive officers is included in the Phoenix Proxy Statement for its 2010 Annual Meeting of Stockholders filed with the Securities and Exchange Commission on December 30, 2009, and information concerning all of the Phoenix participants in the solicitation will be included in the proxy statement relating to the proposed merger when it becomes available. Each of these documents is, or will be, available free of charge at the Securities and Exchange Commission’s website at www.sec.gov and from Phoenix Technologies Ltd., c/o Investor Relations, 915 Murphy Ranch Rd., Milpitas, CA, telephone: (408) 570-1000.
Q & As